EXHIBIT 11.1
    SYQUEST TECHNOLOGY, INC.
    COMPUTATION OF EARNINGS PER SHARE
    (In thousands, except per share data)

                                                       Three months ended
                                                             June 30,
                                                       --------------------
                                                          1997      1996
                                                      ---------   ---------

    Net (Loss) before cumulative effect of
    cumulative preferred stock dividends and
    extraordinary credit                              ($10,672)   ($41,317)

    Cumulative preferred stock dividends                  (394)         -

    Value assigned to warrants issued in
    conjunction with Preferred Stock Offerings          (24,050)        -
                                                      ---------   ---------
    Net (loss) applicable to Common Shareholders        (35,116)   (41,317)

    Common and common equivalent shares










      outstanding:                                       44,054      11,450


    Net (loss) common and common equivalent share        ($.80)     ($3.61)
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